Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries of Bogota Financial Corp.

Name	State of Incorporation	Ownership Percentage

Bogota Savings Bank	New Jersey	100%

Subsidiaries of Bogota Savings Bank

Name	State of Incorporation	Ownership Percentage

Bogota Securities Corp.	New Jersey	100%
Bogota Properties, LLC (Inactive)	New Jersey	100%